CARDIOTECH AND GISH SHAREHOLDERS APPROVE MERGER

FOR IMMEDIATE RELEASE

Woburn, Massachusetts, and Rancho Santa Margarita, California, March 6, 2003. CardioTech International Inc., (AMEX:CTE) and Gish Biomedical, Inc., (NASDAQ:GISH), announced that at special meetings held yesterday their respective shareholders approved proposals necessary to effect the merger of CardioTech and Gish. CardioTech and Gish reported that more than 97 percent of the votes cast were cast in favor of the merger.

"We are gratified that CardioTech and Gish shareholders have expressed strong support for the Merger. The management Gish put in place two years ago has proved itself very effective, as is evidenced by the fact that last quarter the company was cash flow positive. This merger is a major event for CardioTech. I strongly believe that this acquisition will be accretive to earnings in the first year," said Dr. Mike Szycher, chairman and chief executive officer of CardioTech.

Gish has mailed out the notice of dissenter's rights to its shareholders as required by California law. CardioTech has the option to elect out of the merger if more than 5% of the Gish shares elect to dissent. CardioTech and Gish expect that the closing will take place on or about March 31, 2003.

CardioTech may issue up to 4.8 million shares of its common stock to Gish shareholders in the merger. Immediately following the completion of the merger it is expected that there will be approximately 14 million shares of CardioTech common stock outstanding. The shares of common stock to be issued to Gish shareholders in the merger will represent approximately 35% of the outstanding CardioTech common stock after the merger. This information is based on the number of CardioTech and Gish shares outstanding on January 20, 2003.

This acquisition provides CardioTech with a leadership presence in the high-visibility open-heart surgery field and advances its strategy of expanding the breadth of FDA- cleared products it provides to hospitals. Gish's clean-room facility is forty times as large as CardioTech's and will provide CardioTech the resources necessary to expand their manufacturing of new medical devices. CardioTech recently received FDA clearance for an advanced wound dressing for which there is an estimated annual $300 million market.

Gish Biomedical is located in Rancho Santa Margarita, California, and specializes in the manufacture and sale of products used in open-heart surgery, vascular access and orthopedic surgery. Gish is registered as a medical device manufacturer with the FDA, the European Union and state agencies, such as the California Department of Health Services ("CDHS").

CardioTech International, Inc. maintains operations in Woburn, Massachusetts and Plymouth, Minnesota. CardioTech (i) is developing a polyurethane-based vascular graft (artificial arteries) for the treatment of heart disease, (ii) produces medical grade polyurethanes for use in implantable medical devices, wound dressings, and (iii) manufactures medical devices on an OEM basis.

The Companies believe that this release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include expected results. Such statements are based on management's current expectations and are subject to a number of facts that could cause future results to differ materially from the forward- looking statements. For further information you are encouraged to review the companies' filings with the Securities and Exchange Commission.

For more information contact:

Michael Szycher, Ph.D.
Chief Executive Officer
(781) 933 4772

or

Dave Gentry
Aurelius Consulting Group, Inc.
(407) 644-4256
Aurelius@cfl.rr.com